Exhibit 10.5
LINCOLN NATIONAL CORPORATION

LONG-TERM INCENTIVE AWARD PROGRAM
Performance Cycle Agreement

For Senior Management Committee (other than CEO)

This Award Agreement (“Agreement”), by and between Lincoln National Corporation (“LNC”) on behalf of itself and its affiliates, and the <First Name> <Last Name> (“Grantee”), evidences the grant by LNC on <Grant Date>, of a long-term incentive performance award to Grantee, and Grantee’s acceptance of the award, in accordance with and subject to the provisions of the Lincoln National Corporation 2020 Incentive Compensation Plan effective June 11, 2020 (the “Plan”) and this Agreement. LNC and Grantee agree as follows:
1.    Form of Award. This performance award grant is for <Granted Amount> shares of LNC common stock (“Shares”). During the Performance Cycle, this award shall consist of LNC stock units but any actual award that ultimately vests will be delivered in Shares.
The number of Shares that will vest and be delivered, if any, may range from 0-<XXX>% of the aforementioned target number of Shares plus any accumulated dividend equivalents under Section 4, below. Shares will vest and be delivered only after certification by the Compensation Committee of the LNC Board of Directors (the “Committee”) of the achievement of company performance criteria previously established and approved by the Committee for the Performance Cycle; however in no event will Shares be delivered later than March 15th of the year following the completion of the Performance Cycle.
The Committee reserves the right to adjust the target number or amount of Shares delivered at any time to the extent permissible under the Plan.
In the event an adjustment pursuant to Section 10(c) of the Plan is required, the number of Shares that may ultimately vest under this Agreement, if any, shall be adjusted in accordance with Section 10(c) of the Plan. All Shares that may ultimately vest under this Agreement, if any, after such adjustment shall be subject to the same restrictions applicable any Shares that may have vested under this Agreement before the adjustment.
2.    Full or Pro-Rata Awards upon Certain Events.
(a)    Except as provided in this Paragraph 2 and in Paragraph 3, below, if Grantee has a Separation from Service (defined in Paragraph 10, below), for any reason before the Committee certifies the achievement of company performance criteria for the Performance Cycle, the award shall be forfeited and automatically transferred back to LNC. Upon forfeiture, Grantee shall have no further rights in such award or Shares issuable pursuant to an award granted hereunder.
(b) In the case of Grantee’s Retirement (defined in Paragraph 10, below), Grantee or Grantee’s estate, if applicable, shall receive a full, non-pro-rated award as if Grantee had provided Service for the entire Performance Cycle.

(c)    In the case of Grantee’s death or Separation from Service on account of Total Disability (defined in Paragraph 10, below), Grantee (or Grantee's estate, if applicable) shall receive a full, non-prorated award as if Grantee had provided Service for the entire Performance Cycle.
(d) In the case of a “change in control,” within the meaning of section 409A of the Internal Revenue Code of 1986 as amended, of an LNC Subsidiary or Affiliate employing the Grantee, Grantee shall receive a pro-rated award based on the pro-ration formula described below.
(e) In the case of Grantee’s involuntary Separation from Service other than for Cause (defined in Paragraph 10, below), Grantee (or Grantee's estate, if applicable) shall receive a prorated award based on the proration formula described below, provided Grantee executes a release of claims against LNC and its affiliates (in form and substances satisfactory to LNC) or prior to the 60th day following Grantee’s Separation from Service and such release has become effective.
    The number of Shares deliverable upon the pro-rata vesting event described in Subparagraph 2(d) or (e) shall be calculated by multiplying this award by the product resulting from multiplying a fraction where the denominator is equal to the number of days during the performance cycle, and the numerator is equal to the number of days that the Grantee provided Service during the Performance Cycle, by a factor based on the company’s attainment of performance criteria during the Performance Cycle. Thereafter, the number of Shares deliverable shall be rounded up to the nearest whole Share.
Any Shares deliverable under this Paragraph 2 shall be delivered at the same time long-term incentive awards are normally paid and/or delivered after the end of the Performance Cycle.
3.    Change of Control. In connection with a Change of Control, pursuant to the definition in effect on the day immediately preceding such Change of Control, the Committee shall determine what, if any, award under this Agreement shall vest. In making such determination, the Committee shall consider the nature of such Change of Control, whether continuation of the Plan and the awards for the Performance Cycle are feasible, and whether the resulting corporate entity, if any, offers or commits to offer awards of comparable economic value; provided, however, that the Committee’s determination shall be consistent with existing LNC plans, such as the Plan and the LNC Executives’ Severance Benefit Plan.
Shares deliverable pursuant to this Paragraph 3 shall be delivered as of the earlier of (a) the time this award would normally be paid after the end of the original performance cycle established by the Committee, or (b) within 90 days after the Grantee’s involuntary Separation from Service, other than for Cause, from LNC, its affiliates or any successor entity, provided such Separation from Service occurs within two years after such Change of Control.
Notwithstanding the foregoing, a Grantee who has a voluntary Separation from Service after a Change of Control but before delivery of Shares in settlement of this award shall forfeit this award.
4.    Dividend Equivalent Units. If an award vests, Grantee shall also receive an amount equal to the dividends that would have been paid on such Shares had Grantee held such

Shares from the date of grant through the date the Shares become deliverable. Such dividend equivalent amount shall be delivered in Shares based on the Fair Market Value of a Share on the date of the payment of the dividend.
5.    Tax Withholding. LNC will require Grantee to remit an amount equal to any tax withholding required under federal, state or local law on the value of the Shares deliverable under this Agreement at such time as LNC is required to withhold such amounts. In accordance with procedures established by the Committee, Grantee may satisfy any required tax withholding payments in any combination of cash, certified check, or Shares (including the surrender of Shares held by the Grantee or those that would otherwise be issued in settlement of this award). Any surrendered or withheld Shares will constitute satisfaction of any required tax withholding to the extent of their Fair Market Value.
6.    Voting Rights. Grantee shall have no voting rights with respect to LNC stock units.
7.    Transferability. This award may not be transferred, sold, pledged, hypothecated, margined or otherwise encumbered by Grantee, except by will or the laws of descent and distribution.
8.    Cancellation/Rescission of Award after Vesting or Distribution/Termination for Cause.
This award and any Shares distributed in settlement of this award will be subject to potential forfeiture, recoupment or other action in accordance with the terms of this Agreement and any applicable claw back or recoupment policies implemented by the Company, as it may be amended or restated from time to time, or in accordance with any rules or regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 10D of the Securities Exchange Act of 1934 or other applicable law.

(a)    If Grantee’s Service is terminated for Cause, any Shares distributed in settlement of this award during the six (6) month period prior to such termination for Cause shall be rescinded and any such Shares not yet delivered in settlement of this award shall be cancelled without further action by the Committee or its delegate.
(b)    If Grantee fails to comply with the non-competition, non-solicitation, non-disparagement or non-disclosure provisions described in Subparagraphs 9(a) through 9(d) below, before Shares are delivered in settlement of this award, in addition to the remedies provided in Subparagraph 9(e) below, this award shall be cancelled without further action by the Committee or its delegate.
(c)    If requested by LNC, at the time Shares are to be delivered pursuant to this Agreement, Grantee shall certify in a form acceptable to LNC that Grantee is in compliance with the terms and conditions described in Subparagraphs 9(a) through 9(d), below. Grantee’s failure to comply with Subparagraphs 9(a) or 9(b) at any time from the Grant Date through the applicable time periods specified in Subparagraphs 9(a) or 9(b) shall cause such Shares to be rescinded. Grantee’s failure to comply with Subparagraphs 9(c) or 9(d) at any time on or after the Grant Date shall cause such Shares to be rescinded.

(d)    (1) LNC must notify Grantee in writing of any such rescission: (A) in the case of Subparagraph 8(a), not later than 90 days after such termination for Cause; and (B) not later than 180 days after LNC obtains knowledge of Grantee’s failure to comply with Subparagraphs 9(a) through 9(d) below.
(2) Within ten (10) days after receiving a rescission notice from LNC: (A) Grantee must surrender to LNC the Shares acquired upon settlement of the award, or (B) if such Shares have been sold or transferred, (i) Grantee must make a payment to LNC of the proceeds from such sale or transfer, or (ii) if there are no proceeds from such transfer, Grantee must make a payment to LNC equal to the Fair Market Value of such Shares on the date of such transfer.
In all cases, Grantee shall pay to LNC the gross amount of any gain realized or payment received (not net of any withholding or other taxes paid by Grantee) as a result of the award.
9.    Covenants.
Grantee recognizes and acknowledges that during the term of employment, Grantee has had, and will continue to have, access to confidential and proprietary business information and trade secrets belonging to LNC and LNC’s customers, including, but not limited to, customer information, customer lists, pricing, products, information relating to sales, sales leads, sales performance, sales volume, LNC business and financial strategy, LNC quarterly business reviews, and LNC data, all of which are of substantial value to LNC. Grantee therefore agrees that the restrictive covenants below are reasonable and necessary to protect LNC’s trade secrets and confidential information.
(a)Non-Competition. From the Grant Date through the six (6) month period after the date Shares are distributed in settlement of this award , Grantee may not become employed by, work on behalf of, consult with, or otherwise render services that are the same or similar to the services rendered by Grantee to the business unit(s) for which Grantee provided Service or otherwise had responsibilities for within six (6) months prior to his/her Separation from Service to any other business, firm, person, partnership, corporation or other organization that competes with or provides, or is planning to provide, the same or similar products and/or services. Grantee understands and agrees that due to the nature of LNC’s nationwide business and the nationwide scope of Grantee’s employment, this restriction is nationwide in scope.
(b)Non-Solicitation of Employees and Other Service Providers. During Grantee’s employment with LNC, and for a period of twelve (12) months following the date of Grantee’s Separation from Service, for any reason, Grantee shall not directly or indirectly hire, manage, solicit, or recruit, or aid in the hiring, soliciting, or recruiting of any persons who are at the time of the hire, or were at any time within the six (6) months prior to hire, employees, agents, representatives, or consultants of LNC whom Grantee had hired, managed, supervised, or otherwise became familiar with in any capacity as a result of his/her Service.
(c)Non-Disparagement. Grantee agrees not to defame LNC or any of its affiliates, products, employees, officers, directors or services, or make or solicit any comments, statement or the like to the media or others that may be considered to be derogatory or harmful to the good name or business reputation of LNC or its affiliates, except that Grantee may testify truthfully in any legal proceeding where his testimony is compelled by subpoena under oath. This provision also applies to any comments or statements which Grantee may make on the internet, including but not limited to comments, statements and/or videos placed in email, and/or on YouTube, Instagram, Facebook, Twitter or any other social media site.
(d)Non-Disclosure & Ideas Provision. Grantee shall not, without prior written authorization from LNC, disclose to anyone outside LNC, or use in other than LNC’s business, any trade secrets or confidential and/or proprietary information received from or on behalf of, developed for, or otherwise relating to the business of, LNC. Any confidentiality or non-disclosure obligations in this Agreement does not prohibit or restrict Grantee (or Grantee’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization, or any other state, local, or federal regulatory, investigative, or enforcement entity, agency, or authority. For purposes of this Agreement, a confidential disclosure to government officials or attorneys solely for purposes of reporting or investigating a suspected violation of the law (or disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal) is immune from civil and criminal liabilities under federal and state trade secret laws. Furthermore, Grantee agrees to disclose and assign to LNC all rights and interest in any invention or idea that Grantee developed or helped develop for actual or related business, research, or development work during the period of Grantee’s Service.
(e)Consent to Injunction; Attorneys’ Fees and Costs. Grantee acknowledges that any violation of the non-competition, non-solicitation, non- disparagement, or non-disclosure provisions described in Subparagraphs 9(a) through 9(d) would entail irreparable injury to the business and goodwill of LNC and would jeopardize the competitive position in the marketplace held by LNC. Therefore, Grantee also acknowledges that, in the event of any violation of Subparagraphs 9(a) through 9(d) by Grantee, the cancellation/rescission of the award alone will be inadequate to compensate LNC, and LNC will be entitled, as a matter of right and without the obligation to post a bond or other security, to an injunction issued by any court of competent jurisdiction and other equitable relief to prevent any actual, intended or likely violation of this Agreement. If LNC brings legal action for injunctive relief, LNC shall have the benefit of the full periods of the post-employment covenants set forth above. The injunction shall run from the date injunctive relief is granted but reduced by the time period after the separation of employment that Grantee was not in violation of the applicable covenant(s). In the event LNC elects to seek any remedy by court action, rendered necessary as the result of any violation or threatened violation of the Agreement by Grantee, and LNC prevails in such action, Grantee shall be responsible to pay all costs and attorneys’ fees incurred by LNC in taking such action.
Notwithstanding anything to the contrary herein, LNC may, in its discretion, waive Grantee’s compliance with Subparagraphs 9(a) through 9(d) in whole or part in any individual case. Moreover, if Grantee’s Service is terminated by LNC other than for Cause, a failure by Grantee to comply with the provisions of Subparagraph 9(a) through 9(d), above, after such termination shall not in and of itself cause rescission if the Shares were delivered in settlement of this award before Grantee’s termination.
If any term, provision or paragraph of this Paragraph 9 shall be determined by a court to be invalid or unenforceable for any reason, the term, provision or paragraph shall be construed so as to be enforceable to the maximum extent compatible with the applicable laws in effect at the time; and such determination of invalidity shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect. If any term, provision or paragraph of this Paragraph 9 shall be determined by a court to be unenforceable because of the scope or duration thereof, the parties hereby expressly agree that the court making such determination shall have the power to reduce the scope or duration and/or restrict the geographical area of such term, provision or paragraph and/or to delete such specific words or phrases which the court shall deem necessary to permit enforcement of such term, provision or paragraph in restricted form. If any term, provision or paragraph of this Paragraph 9 is found to be in conflict with any state or local law or regulation, the applicable state or local law will control to the extent that such state or local law applies to the Grantee.

10.    Definitions. As used in this Agreement:

“Cause” means (a) a conviction of a crime that is job related or that may otherwise cause harm to the reputation of the Corporation; (b) any act or omission detrimental to the conduct of business of the Corporation; (c) inability to obtain or retain proper licenses; (d) theft, dishonesty, fraud or misrepresentation; (e) failure to cooperate or be truthful in connection with an investigation related to the Corporation; (f) violation of any rule or regulation of any regulatory agency or self-regulatory agency; or (g) violation of any policy or rule of the Corporation. Cause shall be determined in the sole discretion of the Committee.
“Corporation” means LNC or any subsidiary.
“Performance Cycle” means the three-year period that commences on the first day of the calendar year in which the grant was awarded.
“Retirement” means Grantee’s Separation from Service, other than for Cause, from LNC or any Subsidiary at age 55 or older with at least five (5) years of Service.
    “Service” means Grantee’s continuous service as a common law employee of, or as a planner with a full-time agent’s contract with, LNC or any Subsidiary. Service as a common law employee is the period of time Grantee is on the payroll of LNC or a Subsidiary but prior to the time the Grantee has had a Separation from Service. Service as a planner is the period of time Grantee’s full-time agent’s contract is in effect but prior to the time the Grantee has had a Separation from Service.
“Separation from Service” has the meaning given such term in Code section 409A and the regulations issued thereunder.
“Subsidiary” means a corporation in which LNC has ownership of at least twenty-five percent.
“Total Disability” means (as determined by the Committee) a disability that results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience. In addition, the disability must have lasted six (6) months and be expected to continue for at least six (6) more months or be expected to continue unto death.

11.    Compliance with Securities Laws. Shares shall not be issued with respect to this award unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of LNC, shall be further subject to the approval of counsel for LNC with respect to that compliance.
12.Governing Law; Forum for Disputes. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the chosen state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. Venue for any dispute relating to the Agreement shall be in the state or federal court, as applicable, having jurisdiction over claims arising in Delaware County, Pennsylvania, or such other venue as determined by LNC to best enforce its rights under this Agreement. To the extent legally possible, Grantee expressly waives any objections to LNC’s choice of venue and waives any arguments based on the inconvenience of the selected venue.

13.Incorporation of Plan Terms. This award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference. In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

14.Severability. The provisions of this Agreement are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the first date set forth above.
LINCOLN NATIONAL CORPORATION

By: /s/ Ellen Cooper
Ellen Cooper
President and Chief Executive Officer